Press Release
Manuel Bronstein Joins The New York Times Company Board of Directors

NEW YORK – October 12, 2021 – The New York Times Company announced today that Manuel Bronstein, chief product officer of Roblox Corporation, has been appointed to its board of directors.

“I am delighted to have Manuel join our board. He is a deeply experienced product leader whose expertise gained from a range of digital and consumer-facing companies will be invaluable to us as we continue to expand and grow our digital businesses,” said A.G. Sulzberger, chairman of The New York Times Company.

Mr. Bronstein has 20 years of experience leading product teams in the consumer and entertainment spaces. In his current role at Roblox, Mr. Bronstein, 46, leads the company’s product, design and data science functions. Prior to this role, he served in senior product roles at Alphabet, including as vice president of product at Google, leading Google Assistant, and vice president of product management at YouTube, overseeing the company’s mobile, desktop and living room applications, as well as live streaming, growth and community. He also served in leadership roles at Zynga and Xbox at Microsoft.

Mr. Bronstein grew up in Venezuela and holds a B.S. in electrical engineering from Universidad Simón Bolívar and an M.B.A. from University of California, Berkeley.

About The New York Times Company
The New York Times Company is a trusted source of quality, independent journalism whose mission is to seek the truth and help people understand the world. With more than 8 million subscriptions across a diverse array of print and digital products — from news to cooking to games — The Times has evolved from a local and regional news leader into a diversified media company with curious readers, listeners and viewers around the globe. Follow news about the company at NYTCo.com.

This press release can be downloaded from www.nytco.com

For Media:     Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com

For Investors:     Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com